UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 11, 2007

Golden West Brewing Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	_000-51808	90-0158978
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

945 West 2nd Street Chico, California  95928
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (530) 894-7906

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBGLIATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On December 11, 2007, the Board of Directors of Golden West Brewing Company, Inc. (the “Company”) approved a Credit Agreement effective December 11, 2007 wherein the Company (as Borrower) was extended a credit facility by John C. Power, John Gibbs, Stephen Calandrella and Clifford Neuman (collectively, as Lender) in the maximum amount of $350,000.

Lender’s commitment to lend under the Credit Agreement terminates December 31, 2008, unless the same is extended pursuant to the terms and conditions set forth in the Credit Agreement.

Interest will accrue on the daily outstanding Credit Balance (as defined in the Credit Agreement) at the rate of 8% per annum and shall be payable, at the option of Lender, either in cash or in shares of Borrower’s common stock valued at the then applicable Conversion Price.  At the option of Lender, the Credit Balance is convertible into shares of common stock of the Company at a conversion price equal to 75% of the Market Price of the Company’s common stock on the Trading Day immediately preceding the Conversation Date, but in no event shall the Conversion Price be greater than $1.00 per share or less than $0.25 per share, further subject to the terms and conditions of the Credit Agreement.

The Company has agreed to pay the Lender a financing fee in the form of 100 shares of common stock of the Company for every $1,000 in Advances made under the Credit Agreement.

The repayment of the Credit Balance to Lender shall be secured by a senior lien and security interest created by a Security Agreement covering all of Borrower’s tangible and intangible assets.

ITEM 9.01:     FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibit

Item	Title

99.1	Credit Agreement dated December 11, 2007

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Golden West Brewing Company, Inc.

Date: December _18, 2007	By: _/s/ Mark Simpson___________ Mark Simpson President

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